Exhibit 4.62

Date: September 30, 2016

POWER OF ATTORNEY

Beijing Autohome Information Technology Co., Ltd (the “Company”), herby authorize any individual appointed in writing by Beijing Cheerbright Technologies Co., Ltd., its successors or any of its designated entities (Authorizee) to singly exercise the following powers and rights during the term of this Power of Attorney (POA):

The Company hereby assign the Authorizee the right to vote on its behalf at the shareholders’ meetings of Beijing Shengtuo Chengshi Advertisement Co., Ltd. (Shengtuo Chengshi) and to exercise full voting rights as the shareholder of Shengtuo Chengshi as granted to the Company by law and under the Articles of Association of Shengtuo Chengshi, such voting rights including but not limited to the right to sell or transfer any or all of the Company’s equity of interest of Shengtuo Chengshi. Further, as the Company authorized representative at the shareholders’ meeting of Shengtuo Chengshi, the Company hereby assign the Authorizee the right to designate and appoint the directors and management personnel of Shengtuo Chengshi.

In exercising the rights and powers provided hereunder, the Authorizee shall act with due care and diligence and pursuant to this POA and applicable laws.

This POA shall become valid, binding and enforceable upon the execution hereof.

By: Beijing Autohome Information Technology Co., Ltd

Company seal: (seal)

POWER OF ATTORNEY